Exhibit 10v

*Confidential Treatment Requested

AMENDED AND RESTATED

CLOPIDOGREL

INTELLECTUAL PROPERTY LICENSE AGREEMENT

between

SANOFI

and

SANOFI PHARMA BRISTOL-MYERS SQUIBB

dated as of January 1, 2013

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TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS
1.1.	Defined Terms	2
1.2.	Additional Defined Terms	5

ARTICLE 2
GRANT OF LICENSE
2.1.	License Grant	6
2.2.	No Transfer	6
2.3.	No Implicit Rights	6
2.4.	Goodwill	6
2.5.	Location-Gérance	6

ARTICLE 3
SUB-LICENSE
3.1.	General Sub-License	6
3.2.	Termination of Sub-License	7

ARTICLE 4
CONSIDERATION
4.1.	Discoverer’s Remuneration	7
4.2.	Adjustment to the Discovery Royalty	7
4.3.	Payment	8
4.4.	Method of Payment	8
4.5.	Records	8
4.6.	Taxes	8

ARTICLE 5
TRADEMARKS; PATENTS; INFRINGEMENT
5.1.	Maintenance	9
5.2.	Registration	9
5.3.	Undertaking of the SNC Partnership	9
5.4.	Compliance	9
5.5.	Quality Standards	9
5.6.	Quality Control	10
5.7.	Failure to Meet Standards	10
5.8.	Patent and Trademark Infringement	10
5.9.	Notification of Infringement	10
5.10.	Invalidity or Nullity	11
5.11.	Original License	11
5.12.	[*]	11

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ARTICLE 6
TERM; TERMINATION
6.1.	Term; Termination	12
6.2.	Consequences of Termination	13

ARTICLE 7
CONFIDENTIALITY

ARTICLE 8
MISCELLANEOUS
8.1.	Notices	13
8.2.	Governing Law	15
8.3.	Dispute Resolution	15
8.4.	Specific Performance	16
8.5.	No Third Party Beneficiaries	16
8.6.	Assignment	16
8.7.	Severability	16
8.8.	Waivers and Amendments	17
8.9.	Headings	17
8.10.	Entire Agreement	17
8.11.	No Partnership or Joint Venture	17
8.12.	BMS Partner	17
8.13.	Governing Language	17
8.14.	Force Majeure	18
8.15.	Counterparts	18
8.16.	Definitive Agreement	18

SCHEDULES

SCHEDULE 1A LICENSED PATENTS
SCHEDULE 1B LICENSED TRADEMARKS
SCHEDULE 1C TERRITORY A

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This AMENDED AND RESTATED CLOPIDOGREL INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) dated as of January 1, 2013, is hereby made by and between:

Sanofi, a société anonyme organized and existing under the laws of the French Republic (“Licensor”); and

Sanofi Pharma Bristol-Myers Squibb, a société en nom collectif organized and existing under the laws of the French Republic (the “SNC Partnership” and, together with Licensor, the “Parties” and, individually, each a “Party”).

WITNESSETH:

WHEREAS, Licensor previously discovered and patented a new chemical entity known as SR 25990C with the international non-proprietary name Clopidogrel Hydrogenosulphate (“Clopidogrel”);

WHEREAS, Licensor and Bristol-Myers Squibb Company, a Delaware corporation (“BMS”) have entered into a Territory A Alliance Support Agreement dated as of January 1, 1997 (the “Alliance Support Agreement”) and have formed through their indirect wholly owned subsidiaries the SNC Partnership for, among other things, the commercialization of Clopidogrel Products in Territory A (as such terms are defined in the Alliance Support Agreement);

WHEREAS, Licensor and the SNC Partnership have entered into a Clopidogrel Intellectual Property License and Supply Agreement, dated as of January 1, 1997, as amended by the Amendment to the Clopidogrel Intellectual Property License and Supply Agreement, dated May 25, 2010 (as amended, the “Original License”) pursuant to which Licensor granted to the SNC Partnership a license under certain intellectual property, including certain patents, trademarks and know-how, for the commercialization of Clopidogrel Products in Territory A;

WHEREAS, the SNC Partnership has been commercializing Clopidogrel Products in Territory A since that date;

WHEREAS, pursuant to the Master Restructuring Agreement (the “Definitive Agreement”), dated as of September 27, 2012, by and between Sanofi and BMS, Sanofi and BMS have agreed to simplify the overall governance, operating and financial principles of their alliance with respect to Clopidogrel Products; and

WHEREAS, in connection with the transactions contemplated by the Definitive Agreement, Sanofi and BMS have agreed to (among other things) (i) terminate the Alliance Support Agreement and (ii) amend and restate the Original License on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and the terms and conditions set forth herein, the Parties hereby agree to amend and restate the Original License as follows:

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ARTICLE 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate”, when used with reference to any Person, means any other Person controlling, controlled by, or under common control with, such Person; provided, however, that, with respect to Licensor, the definition of Affiliate shall exclude L’Oréal, a societe anonyme organized and existing under the laws of the French Republic. For the purposes of this definition, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case whether through the ownership of voting securities, by contract or otherwise, (b) the beneficial ownership, directly or indirectly, of securities (excluding general partnership interests) representing at least 50% of the voting power of all outstanding voting securities of a Person or (c) the beneficial ownership of at least 50% of the partnership interests of a general partnership.

“BMS Partner” means BMS Investco S.A.S., a partner in the SNC Partnership.

“Clopidogrel Bulk” means the active substance chemical bulk containing Clopidogrel.

“Clopidogrel Intellectual Property” means the Clopidogrel Know-How and the Licensed Patents.

“Clopidogrel Know-How” means any and all technical data, information, material and other know-how that relate to the manufacturing and purification of the Clopidogrel Bulk, including, without limitation, any analytical methodology, chemical, procedures, protocols, techniques and results of experimentation and testing, solely owned, developed or acquired by Licensor and its Affiliates as of the date hereof.

“Clopidogrel Product” means (i) a product with the sole active ingredient Clopidogrel, in finished form, marketed under the trademarks Plavix® and Iscover® or any trademark that is confusingly similar to or that is a replacement for any such trademark, and (ii) a product (an “Identified Clopi FDC”) which contains as the only active ingredients the combination of Clopidogrel with acetylsalicylic acid, in finished form, marketed under the trademarks DuoPlavin®, CoPlavix® and DuoCover® or any trademark that is confusingly similar to or that is a replacement for any such trademark. For the avoidance of doubt, Clopidogrel Products shall exclude any Fixed Dose Combination Products.

“Competing Product” means any product [*] that [*], but which is not [*] that is [*] or that is a [*] selected for such [*]

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“Cost of Bulk” means the [*]

“Effective Date” means January 1, 2013.

“fixed dose combination” means a pharmaceutical dosage form containing fixed doses of more than one active ingredient in which all active ingredients are present in a single tablet, capsule or other form and shall expressly exclude so-called “co-packaging” in which separate drugs in separate dosage forms are sold in a single unit or bundle.

“Fixed Dose Combination Product” means a fixed dose combination containing Clopidogrel (other than the Identified Clopi FDCs).

“Governmental Authority” means any federal, state or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Identified Clopi FDC” has the meaning set forth in the definition of Clopidogrel Product.

“IFRS Net Sales” means, with respect to a Clopidogrel Product, net sales of Licensor (or its Affiliates or their respective licensees or sublicensees) as audited and reported in Euros by Licensor (or its Affiliates or licensees) in accordance with International Financial Reporting Standards (“IFRS”), as IFRS may be modified from time to time. For the avoidance of doubt: (a) IFRS Net Sales shall not include samples, compassionate use of the Clopidogrel Products and the like; provided that revenue from Clopidogrel Products sold to third parties for clinical trial purposes shall be included in IFRS Net Sales; and (b) any Damages (as defined in the Definitive Agreement) paid by Licensor pursuant to Article IX of the Definitive Agreement shall not be treated as a deduction for purposes of calculating IFRS Net Sales. In calculating IFRS Net Sales, the Parties shall disregard any related Know-How, Discovery or other royalties paid to Licensor after January 1, 2013 on Clopidogrel Products.

“Lease Agreement” means the Business Lease Agreement between the SNC Partnership and Sanofi Winthrop Industrie, dated as of the date hereof.

“Licensed Intellectual Property” means the Clopidogrel Intellectual Property and the Product Intellectual Property.

“Licensed Patents” means the patents and patent applications of Licensor and its Affiliates existing on the date hereof that relate to Clopidogrel Products in Territory A as listed on Schedule 1A attached hereto and all reissues, renewals, divisions, continuations, continuations-in-part, reexaminations, patent term restorations, patents of additions and extensions thereof.

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“Licensed Trademarks” means the trademarks and registered trademarks and applications for registered trademarks in Territory A listed on Schedule 1B attached hereto, and any trademarks, registered trademarks and applications for registered trademarks that are confusingly similar to or replacements for any of the foregoing and that are selected by Licensor for use in connection with Clopidogrel Products.

“Loss of Exclusivity” means the loss of exclusivity in any country in Territory A upon the occurrence of all of the three following conditions: (i) a Clopidogrel Product shall have lost its marketing exclusivity (whether by virtue of compulsory license under, or expiration, invalidity or unenforceability of, the patents covering such Clopidogrel Product, loss or expiration of any exclusivity conferred de facto or de jure by any statutory marketing or data exclusivity or any other cause), (ii) one or more Competing Products shall have been legally marketed in such country by one or more Third Parties and (iii) IFRS Net Sales of such Clopidogrel Product in such country over any period of [*] (after the conditions set forth in sub-clauses (i) and (ii) above shall have been satisfied) shall have [*] the level of IFRS Net Sales of such Clopidogrel Product in such country over the immediately preceding period of [*]

“MAA” means any marketing authorizations, licenses, approvals, registrations, certificates and exemptions submitted to or granted by or pending with any Governmental Authority for the purpose of allowing the manufacture, production, supply, marketing, distribution or sale of any Clopidogrel Product in a particular country.

“Market Penetration” means, with respect to one or more Competing Products marketed by one or more Third Parties in any given country in Territory A, the number of units of such Competing Products sold in such country, expressed as a percentage of the sum of (i) [*] with respect to which [*] constitute [*] and (ii) the [*] in each case over a period of [*], as reported by [*].

“Marketing Entity” means, in each country in Territory A, one or more entities selected by the SNC Partnership (or the entity to which the SNC Partnership leases its business pursuant to the Lease Agreement) to be responsible for the marketing, promotion, sale and distribution of the Clopidogrel Products.

“New IP Agreement” means the FDC Intellectual Property License Agreement between Sanofi and BMS, dated as of the date hereof.

“Person” means any individual, partnership, firm, corporation, société anonyme, société en nom collectif, société en participation, société par actions simplifiée, limited liability company, joint venture, association, trust or other entity or any government or any agency or political subdivision thereof, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended.

“Product Intellectual Property” means the Product Know-How, the Licensed Trademarks and the Licensed Patents.

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“Product Know-How” means any and all technical data, information, material and other know-how that relate to the formulation of Clopidogrel Products, including, without limitation, any analytical methodology, chemical, toxicological, pharmacological and clinical data, formulae, procedures, protocols, techniques and results of experimentation and testing, solely owned, developed or acquired by Licensor as of the date hereof.

“Sanofi Partner” means Sanofi Participations, a partner in the SNC Partnership.

“Territory A” means the countries and geographic areas described and listed in Schedule 1C attached hereto.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“U.S.” or “United States” means any State or Commonwealth of the United States of America, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa and any other territory, possession or military base of the United States of America.

1.2. Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term	Section Where Defined
Agreement	Preamble
Alliance Support Agreement	Recitals
BMS	Recitals
Clopidogrel	Recitals
Definitive Agreement	Recitals
Discovery Royalty	4.1
Dispute Dispute Resolution Notice	8.3 8.3
Force Majeure ICC	8.14 8.3
IFRS	1.1
License Termination Date	6.2(a)
Licensor	Preamble
Notices	8.1
Original License	Recitals
Party	Preamble
Quality Standards	5.5
SNC Partnership	Preamble

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ARTICLE 2

GRANT OF LICENSE

2.1. License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the SNC Partnership, and the SNC Partnership hereby accepts:

(i) an exclusive license for the term hereof under the Product Intellectual Property to make, have made, sell, offer for sale and import Clopidogrel Products in Territory A; and

(ii) an exclusive license for the term hereof under the Clopidogrel Intellectual Property solely for the purpose of making and having Clopidogrel made to produce Clopidogrel Products for Territory A by the entity(ies) approved by Licensor;

provided, that, the foregoing exclusivity shall not apply to Licensor and BMS to the extent of their respective rights under the New IP Agreement with respect to Fixed Dose Combination Products, and Licensor retains all rights under the Product Intellectual Property and Clopidogrel Intellectual Property with respect to Fixed Dose Combination Products, subject to the licenses granted to BMS under the New IP Agreement.

2.2. No Transfer. The SNC Partnership hereby acknowledges and agrees that this Agreement does not, and shall not be deemed to, transfer any proprietary ownership interest whatsoever to the SNC Partnership in or to the Licensed Intellectual Property. Nothing herein shall give the SNC Partnership any right, title or interest in or to any of the Licensed Intellectual Property, except the rights granted pursuant to this Agreement.

2.3. No Implicit Rights. All of the rights granted hereunder are explicitly stated herein and nothing in this Agreement shall be construed to grant any implied rights whatsoever to the SNC Partnership in or to the Licensed Intellectual Property.

2.4. Goodwill. The SNC Partnership hereby acknowledges that all goodwill connected with the Licensed Trademarks shall inure to the benefit of Licensor, and the SNC Partnership shall not take any action that may be detrimental to such goodwill.

2.5. Location-Gérance. For the avoidance of doubt, Sections 2.2 – 2.4 hereof shall not prevent the SNC Partnership from leasing its business pursuant to the Lease Agreement.

ARTICLE 3

SUB-LICENSE

3.1. General Sub-License. The SNC Partnership shall not, without the prior written consent of Licensor, sub-license any of its rights and obligations under this Agreement, except as permitted under, and subject to the terms of, the Lease Agreement. No such sub-license shall relieve the SNC Partnership of its obligations hereunder.

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3.2. Termination of Sub-License. Licensor shall have the right to require the SNC Partnership to terminate any sub-license hereunder in the event that the sub-licensee fails to comply in any material respect with, or takes any action contrary to, the terms of such sub-license, and such sub-licensee has failed to remedy such non-compliance within thirty (30) days from its receipt of written notice thereof from Licensor or the SNC Partnership.

ARTICLE 4

CONSIDERATION

4.1. Discoverer’s Remuneration. In consideration of the rights and licenses granted hereunder, the SNC Partnership shall pay, or shall cause to be paid, directly to Licensor for the term hereof an aggregate amount equal to [*] of IFRS Net Sales of Clopidogrel Products in Territory A (the “Discovery Royalty”), which shall be subject to adjustment in accordance with Section 4.2 hereof.

4.2. Adjustment to the Discovery Royalty. (a) The Discovery Royalty shall be reset, and shall subsequently be subject to periodic positive or negative adjustments (but not more than once every two (2) consecutive calendar quarters), as described below:

The rate of the Discovery Royalty shall be [*] of IFRS Net Sales of Clopidogrel Products in Territory A, [*] an amount equal to [*] which shall be determined as follows:

[*]

(the Cost of Bulk being computed over [*] immediately preceding the calculation date and expressed as a percentage of IFRS Net Sales); provided, however, that, except as provided in paragraphs (b) and (d) of this Section 4.2, the Discovery Royalty shall in no event be reduced below [*] of IFRS Net Sales of Clopidogrel Products in Territory A.

(b) From and after the Loss of Exclusivity of a Clopidogrel Product in any given country in Territory A, Licensor shall receive a trademark royalty of [*] of IFRS Net Sales of such Clopidogrel Product in such country, if and for so long as the Licensed Trademarks are used by a Marketing Entity in such country, and any [*] in the rate of the Discovery Royalty attributable to such country remaining after [*] (if applicable) shall be [*] gradually, on the basis of [*]:

[*]

(c) The Loss of Exclusivity shall be measured by Licensor on a quarterly basis with the adjustment occurring at the beginning of the quarter following the quarter in which the Loss of Exclusivity occurs.

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(d) Notwithstanding the provisions of Section 4.1 and paragraphs (a), (b) and (c) of this Section 4.2, the Parties hereby agree that the Discovery Royalty payable by the SNC Partnership to Licensor for the years 2013 until 2018 (inclusive) shall be equal to an amount of [*] of IFRS Net Sales of Clopidogrel Products in Territory A and shall not be subject to the royalty rates set forth in Section 4.1 or the adjustments set forth in paragraphs (a), (b) and (c) above.

4.3. Payment. For the term of this Agreement, the SNC Partnership shall pay or cause to be paid to Licensor all amounts due hereunder on a quarterly basis within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by an accurate statement of the amount of IFRS Net Sales of Clopidogrel Products in Territory A during such calendar quarter, the calculation of all payments to be made to Licensor for such calendar quarter and, except for the years 2013 – 2018 inclusive, a report on Competing Products and on any actual or potential Market Penetration.

4.4. Method of Payment. (a) All payments to be made hereunder shall be made by wire transfer in immediately available funds, and shall be made in Euros to the bank account of Licensor as notified to the SNC Partnership, unless the Parties agree to settle such payments through other means.

(b) Amounts due from the SNC Partnership to Licensor in respect of sales based on a currency other than Euros shall be converted to Euros using the methodology determined for such purpose by Licensor in calculating IFRS Net Sales.

4.5. Records. The SNC Partnership shall maintain (i) books, records and accounts which accurately and fairly reflect, in reasonable detail, the IFRS Net Sales of Clopidogrel Products in Territory A and (ii) an adequate system of internal accounting controls. All books, records and accounts referred to in clause (i) above shall be maintained for not less than [*] or for such longer period if and as required by applicable law, following the date of the sales constituting the IFRS Net Sales and shall be made available for reasonable review upon request by Licensor.

4.6. Taxes. All payments due under this Agreement shall be paid in full without deduction, except for taxes (if any) required to be withheld by applicable law in Territory A with respect to such payments. In the event the SNC Partnership is required under applicable law to withhold any tax to the revenue authorities in any country in Territory A regarding any payment to Licensor, the amount of such tax shall be deducted by the SNC Partnership and paid to the relevant revenue authority, and the SNC Partnership shall notify Licensor thereof and shall promptly furnish to Licensor all copies of any tax certificate or other documentation evidencing such withholding. In the event that any such tax shall subsequently be found to be due, payment of such tax shall be the responsibility of Licensor.

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ARTICLE 5

TRADEMARKS; PATENTS; INFRINGEMENT

5.1. Maintenance. Licensor shall maintain in full force and effect all Licensed Patents and Licensed Trademarks for the term of this Agreement and shall bear all costs and expenses related thereto. In the event that Licensor or the SNC Partnership becomes aware of a registration for or an application to register a tradename, trademark, service mark, certification mark or logo which it believes is reasonably likely to conflict with any Licensed Trademark, it shall promptly inform the other Party in writing of the same, giving particulars thereof. Licensor shall have the first right to commence an opposition or cancellation proceeding against such application or registration. If Licensor decides not to commence an opposition or cancellation proceeding, it shall promptly inform the SNC Partnership in writing of the same and the SNC Partnership shall have the right, but not the obligation, to commence an opposition or cancellation proceeding against the application or registration. The cost and expenses of any such opposition or cancellation proceeding commenced by either Licensor or the SNC Partnership shall be borne in accordance with Section 7.2 of the Definitive Agreement. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to assist the other Party in commencing and prosecuting such opposition or cancellation proceeding.

5.2. Registration. The Licensed Trademarks in Territory A are filed and shall be maintained in the name of Licensor. The SNC Partnership shall execute and deliver to Licensor, in such form as Licensor shall reasonably request, any and all documents which may be necessary or desirable to assist Licensor in renewing the Licensed Trademarks, or in recording the SNC Partnership as a registered user of the Licensed Trademarks, if necessary.

5.3. Undertaking of the SNC Partnership. The SNC Partnership agrees not to register or attempt to register in any country in Territory A any trade name, trademark, service mark, certification mark or logo that is confusingly similar to, or that contains elements that are confusingly similar to, any Licensed Trademark.

5.4. Compliance. The SNC Partnership shall comply with all notice and marking requirements under applicable intellectual property laws and labeling requirements under applicable law that are necessary or advisable for the protection and enforcement of the Licensed Trademarks or the Licensed Patents. The SNC Partnership shall further comply with all applicable laws and regulations related to the manufacture, marketing, distribution and sale of Clopidogrel Products in Territory A.

5.5. Quality Standards. The SNC Partnership shall make or have made Clopidogrel Products according to the quality standards established in accordance with the MAAs (the “Quality Standards”). All promotional and packaging materials to be used in connection with Clopidogrel Products shall be submitted to Licensor so that Licensor may ensure the correct use of the Licensed Trademarks thereon, and the SNC Partnership shall not use any such promotional or packaging materials without the prior consent of Licensor (which consent shall not be unreasonably withheld); provided, however, that such consent shall be deemed to have been given if Licensor shall not have provided Notice to the SNC Partnership of its objection to any such promotional or packaging material within fifteen (15) days after its receipt thereof.

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5.6. Quality Control. If the SNC Partnership uses manufacturers other than Licensor or its Affiliates, the SNC Partnership shall carry out quality control tests that are customary in the pharmaceutical industry to determine that all Clopidogrel Products and packaging related thereto sold by or on behalf of the SNC Partnership conform to the Quality Standards. The SNC Partnership shall keep full and complete testing records, which shall be made available for reasonable review upon request by Licensor. Upon reasonable request, the SNC Partnership shall permit Licensor to inspect the manufacturing facilities used by or on behalf of the SNC Partnership and, during such inspection, Licensor shall have the right to make such tests as it deems necessary to ensure that the Quality Standards are being maintained.

5.7. Failure to Meet Standards. The SNC Partnership agrees that Clopidogrel Products not meeting the Quality Standards shall not be labeled or used or offered for sale under the Licensed Trademarks. Unless otherwise agreed, any products that are not Clopidogrel Products, including, without limitation, Competing Products, may not be advertised or otherwise promoted, directly or indirectly, by the SNC Partnership with any reference to the Licensed Trademarks, and the SNC Partnership shall instruct its distributors to comply with this restriction.

5.8. Patent and Trademark Infringement. During the term of this Agreement, if the SNC Partnership or Licensor becomes aware of the infringement or threatened infringement of any Licensed Patent or Licensed Trademark, it shall promptly notify the other Party in writing of the same, giving particulars thereof. Licensor shall have the first right to institute an action based on such infringement or threatened infringement and shall be responsible for the conduct of such action. The SNC Partnership shall assist and cooperate with Licensor to the extent necessary in the conduct of such action. If Licensor notifies the SNC Partnership in writing that it does not propose to take action against the infringer, or if within two (2) months of notification of the infringement or threatened infringement, Licensor has taken no demonstrable action to enjoin or address such infringement or threatened infringement against the infringer, the SNC Partnership shall have the right, but not the obligation, to institute an infringement action. The costs and expenses of any such infringement action (including, without limitation, fees of attorneys and other professionals) shall be borne in accordance with [*]. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and Licensor shall, if required, lend its name to enable the SNC Partnership to conduct the proceedings. Any award or other consideration paid by Third Parties as a result of an infringement action (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS in accordance with [*].

5.9. Notification of Infringement. In the event of the institution of any suit by a Third Party against either Party or any of their respective Affiliates for patent and/or trademark infringement and/or infringement of any other intellectual property rights involving Clopidogrel

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or Clopidogrel Products in Territory A, such Party shall promptly notify the other Party in writing of such suit. Licensor shall have the first right to conduct the defense of any such suit. Licensor shall notify the SNC Partnership within a reasonable amount of time after notification of the institution of such a suit if it elects not to defend such suit. If Licensor does not elect to defend such suit, the SNC Partnership shall have the right, but not the obligation, to conduct the defense of such suit. The costs and expenses of any such suit (including, without limitation, fees of attorneys and other professionals) shall be borne in accordance with Article IX of the Definitive Agreement. Each Party hereby agrees to assist and cooperate with the other Party, to the extent necessary, in the defense of such suit. Any award or other consideration paid by a Third Party as a result of such suit (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS as follows: (a) [*] and (b) [*].

5.10. Invalidity or Nullity. Licensor shall have the first right to conduct the defense of any suit brought by a Third Party based on the invalidity or nullity of a Licensed Patent other than an action instituted by way of counterclaim in an action for infringement of a Licensed Patent, in which case the Party conducting the infringement action shall have the right to conduct the defense. The SNC Partnership shall assist and cooperate with Licensor to the extent necessary in the defense of such suit. If Licensor notifies the SNC Partnership in writing that it does not propose to conduct the defense of such suit, or if within two (2) months of notification of such suit, Licensor has taken no demonstrable action to conduct the defense of such suit, the SNC Partnership shall have the right, but not the obligation, to conduct the defense of such suit. The costs and expenses of any such action (including, without limitation, fees of attorneys and other professionals) shall be borne in accordance with Article IX of the Definitive Agreement. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to conduct the defense of such suit and Licensor shall, if required, lend its name to enable the SNC Partnership to conduct the proceedings. Any award or other consideration paid by a Third Party as a result of such suit (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS as follows: (a) [*] and (b) [*].

5.11. Original License. The Parties hereby agree that all acts, omissions and occurrences prior to the Effective Date relating to the subject matter of this Article 5, and all rights and obligations of the Parties with respect thereto, shall be governed by the terms of the Original License prior to its amendment and restatement in accordance with the terms hereof, subject to Section 7.2(b) of the Definitive Agreement.

5.12. [*] Notwithstanding anything to the contrary contained herein, Licensor shall have no obligation to maintain, prosecute or defend any patent set forth on Schedule 1A hereto under the heading [*].

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ARTICLE 6

TERM; TERMINATION

6.1. Term; Termination.

(a) The term of this Agreement shall commence on the date hereof and shall expire on the later of (x) the 15th anniversary of the first commercial sale of a Clopidogrel Product and (y) such date as the last Licensed Patent effective in any country in Territory A shall have expired and all other de jure exclusivity available for a Clopidogrel Product shall have ended. Thereafter, the term of this Agreement may be renewed for successive three-year terms, respectively, by the mutual agreement of the Parties no later than 24 months prior to the expiration of the term then in effect.

(b) This Agreement may be terminated by the mutual written consent of Licensor, the SNC Partnership and BMS.

(c) Licensor shall have the right to declare termination of this Agreement upon Notice to the SNC Partnership, following the first to occur of:

(i) the BMS Partner shall have (A) voluntarily commenced any proceeding or filed any petition seeking relief under Title 11 of the United States Code, Book VI of the French Commercial Code (legislative part as well as regulatory part) or any other bankruptcy, insolvency or similar law of the United States, any state thereof, the French Republic or any other applicable jurisdiction, (B) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (C) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (D) made a general assignment for the benefit of creditors of all or substantially all of its assets, (E) become unable generally, or admitted in writing its inability to, pay all or substantially all of its debts as they become due or (F) taken corporate action for the purpose of effecting any of the foregoing; or

(ii) an involuntary proceeding shall have been commenced or any involuntary petition shall have been filed in a court of competent jurisdiction seeking (A) relief in respect of the BMS Partner, or of its property, under Title 11 of the United States Code, Book VI of the French Commercial Code (legislative part as well as regulatory part) or any other bankruptcy, insolvency or similar law of the United States, any state thereof, the French Republic or any other applicable jurisdiction, (B) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for the BMS Partner or for all or substantially all of its property or (C) the winding-up or liquidation of the BMS Partner; and such proceeding or petition shall have continued undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have continued unstayed and in effect for thirty (30) days.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

6.2. Consequences of Termination. (a) Upon the expiration or early termination of this Agreement pursuant to Section 6.1 hereof (the “License Termination Date”):

(i) the SNC Partnership shall cease, and shall cause each sub-licensee (if any) to cease, all activities related to the Licensed Intellectual Property; and

(ii) the SNC Partnership shall pay in full all amounts due to Licensor hereunder within ten (10) days after the final determination of IFRS Net Sales for such period, including the License Termination Date, pursuant to Sections 4.3, 4.4 and 4.6 hereof which shall survive until the full payment of all amounts under this clause (ii).

(b) Expiration or early termination of this Agreement pursuant to this Article 6 shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such expiration or termination. Such expiration or termination shall not relieve any Party from its obligations which are expressly indicated to survive the expiration or termination of this Agreement. All of the Parties’ rights and obligations under this subclause (b) and under Sections 4.5, 4.6, 6.2, 8.2 – 8.4, Article 7 and, with respect to actions or suits commenced prior to the date of expiration or early termination hereof and until each such action or suit is finally resolved, Sections 5.1, 5.8, 5.9 and 5.10 hereof, shall survive such expiration or termination for the applicable period.

ARTICLE 7

CONFIDENTIALITY

All of the data, material and information exchanged by the Parties hereunder or related hereto (including, without limitation, the Licensed Intellectual Property) shall be subject to the confidentiality provisions of the Definitive Agreement as set forth in Section 8.8 thereof.

ARTICLE 8

MISCELLANEOUS

8.1. Notices. All notices, requests or other communications hereunder (collectively, “Notices”) shall be in writing, shall be in the English language and shall be given or made by delivery in person, by courier service, by facsimile (with receipt confirmed) or by registered or certified mail (return receipt requested, with postage prepaid) to the respective Parties at the following addresses:

If to Licensor, to:

Sanofi

54, rue la Boétie

75008 Paris, France

Attention: Senior Vice President, Legal Affairs and General Counsel

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Facsimile: (33.1) 53.77.43.03

Attention: Vice President, Alliances & Partnerships

Facsimile: (33.1) 53.77.40.99

with a copy to:

Weil Gotshal & Manges

767 Fifth Avenue

New York NY 10153

Attention: [omitted]

Facsimile: 212 310 8007

If to the SNC Partnership, to:

Sanofi Pharma Bristol-Myers Squibb

54, rue la Boétie

75008 Paris, France

Attention: Senior Vice President, Legal Affairs and General Counsel

Facsimile: (33.1) 53.77.43.03

Attention: Vice President, Alliances & Partnerships

Facsimile: (33.1) 53.77.40.99

with a copy to the BMS Partner at:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, NJ 08543-4000 USA

Attention: Vice President and Associate General Counsel, Transactional Practice Group

Facsimile: (1-609) 252-7680

and:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007 USA

Attention: [omitted]

Facsimile: (212) 230-8888

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

or to such other address or facsimile number as hereafter shall be furnished as provided in this Section 8.1 by any Party hereto to the other Party hereto. All Notices given to any Party in accordance with this Section 8.1 shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date ten (10) business days after dispatch by certified or registered mail (postage prepaid) if mailed.

8.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to the choice of law principles that might otherwise be applied in such jurisdiction.

8.3. Dispute Resolution.

(a) Negotiation and Notice. In the event of any dispute, claim, controversy or disagreement (each, a “Dispute”) arising out of, in connection with or relating to this Agreement including any question regarding this Agreement’s existence, validity or termination, the Parties shall first seek resolution of such Dispute by negotiation between their respective senior management. Such negotiation shall be deemed to commence upon the service by either Licensor or the BMS Partner upon the other of a written notice (a “Dispute Resolution Notice”) under this Section 8.3(a).

(b) If a Dispute subject to negotiation under Section 8.3(a) is not finally resolved within thirty (30) days following receipt by either Licensor or the BMS Partner of a Dispute Resolution Notice, the Dispute shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”). The arbitral tribunal shall be composed of three (3) arbitrators. Each of Licensor and the BMS Partner shall nominate one (1) arbitrator. The two (2) arbitrators so nominated shall nominate the presiding arbitrator. If either Licensor or the BMS Partner fails to nominate an arbitrator in its Request for Arbitration or within thirty (30) days of receiving written notice of the nomination of an arbitrator by the other party, such arbitrator shall be appointed by the ICC Court. If the two (2) arbitrators to be nominated by Licensor and the BMS Partner fail to agree upon a third arbitrator within thirty (30) days of the nomination of the second arbitrator, the third arbitrator shall be appointed by the ICC Court. The place of arbitration shall be Paris, France and the language of the arbitration shall be English. Notwithstanding any provision to the contrary in the ICC Rules of Arbitration, each party shall bear its own costs and expenses relating to such arbitration and all related proceedings, including fees for legal representation. Each Party shall continue to perform its respective obligations under this Agreement and this Agreement shall remain in effect while the Dispute is being resolved. The Parties agree that any dispute arising out of or relating to this Agreement, the Definitive Agreement, or the Settlement Agreement (including the China Opt-Out Letter) or any Alliance Agreement (as such terms are defined in the Definitive Agreement) shall be resolved in a single arbitration before the ICC, regardless of how many parties or agreements are implicated, and specifically waive any argument that a dispute arising out of or relating to this Agreement shall be resolved in multiple arbitrations before the ICC.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

8.4. Specific Performance. Each Party agrees that the Licensed Intellectual Property is unique, and each Party hereby acknowledges and agrees that it and the other Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party shall be entitled to seek specific performance and/or interim relief, and agrees that the arbitral tribunal constituted under Section 8.3(b) shall have the power to order specific performance or grant provisional, interim, or conservatory measures, including but not limited to provisional injunctive relief. The Parties undertake to comply forthwith with any such provisional, interim, or conservatory measures ordered by the arbitral tribunal and agree that such measures may, to the extent not precluded by applicable law, be enforceable as a final award in any court of competent jurisdiction. For the avoidance of doubt, nothing in this provision shall prevent any Party from seeking conservatory or interim measures, including, but not limited to, temporary restraining orders or preliminary injunctions or their equivalent, from any court of competent jurisdiction before the arbitral tribunal is constituted under Section 8.3(b) or, thereafter, upon the order of the arbitral tribunal.

8.5. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties (including the Sanofi Partner and the BMS Partner, each in its capacity as a partner of the SNC Partnership) and permitted sub-licensees and assigns, and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

8.6. Assignment.

(a) Neither of the Parties hereto may assign any of its rights or obligations to a Third Party under this Agreement without the prior written consent of the other Parties and BMS and any assignment without such consent shall be null and void and of no effect. Each Party may assign any of its rights or obligations under this Agreement to an Affiliate of such Party without the prior written consent of the other Parties and BMS, provided that the assigning Party shall remain liable for its Affiliate’s performance hereunder.

(b) In no event shall the SNC Partnership or its Affiliates be restricted in their ability to appoint distributors for Clopidogrel Products or to sublicense their rights hereunder in accordance with the terms hereof, so long as such appointment or sublicensing does not or would not reasonably be expected to result in an assignment in violation of this Section 8.6. Notwithstanding the foregoing, Sanofi and its Affiliates shall be permitted to assign this Agreement without BMS’s consent in connection with any divestiture permitted under Section 12.7 of the Definitive Agreement.

8.7. Severability. If any term or other provision hereof is held to be invalid, illegal or incapable of being enforced by applicable law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economic effect or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

8.8. Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless (i) in a writing signed by both Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same and (ii) BMS has provided its prior written consent to such modification or amendment. Any waiver of any term or condition of this Agreement shall be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other provision hereof.

8.9. Headings. All titles and captions contained in this Agreement are for the convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

8.10. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter contained herein and all prior agreements relative thereto which are not contained herein are hereby terminated.

8.11. No Partnership or Joint Venture. This Agreement is not intended to create, and nothing contained herein shall be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the other Party. Each Party shall be severally responsible for its own covenants, obligations and liabilities as herein provided. Other than the SNC Partnership: (i) no Party shall be under the control of, or shall be deemed to control any other Party; (ii) no Party is the legal representative, agent, joint venturer or employee of the other Party with respect to this Agreement for any purpose whatsoever, and no Party shall have the right or power to bind the other Party; and (iii) no Party has the right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of any other Party, whether express or implied, or to bind any other Party in any respect whatsoever. The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors, and no rights are granted to non-Party creditors under this Agreement.

8.12. BMS Partner. At such time as the BMS Partner shall cease to hold any direct or indirect ownership interest in the SNC Partnership, all rights and obligations of BMS and the BMS Partner contained herein shall terminate, except (i) rights and obligations accrued prior to the date that the BMS Partner ceased to hold any ownership interest in the SNC Partnership, and (ii) as set forth in Section 2.1 with respect to BMS’s rights under the New IP Agreement.

8.13. Governing Language. The Parties acknowledge that this Agreement may be translated into the French language. The Parties agree that this English language version shall in all respects be the controlling version of this Agreement.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

8.14. Force Majeure. No Party shall be in default under this Agreement, or shall have any obligation to the other Party, if such Party is unable to perform under this Agreement by reason of act of God, fire, flood, strike, national emergency or other contingency beyond its reasonable control (a “Force Majeure”). Such Party shall give the other Party prompt notice of any interruption of performance on account of Force Majeure, and of the resumption of such performance, and shall keep the other Party informed on a current basis as to the steps being taken to remove, and the anticipated time of removal of, the circumstances resulting in such Force Majeure. Notwithstanding the foregoing, nothing in this Section 8.14 shall excuse or suspend the obligation to make any payment due under this Agreement in the manner and at the time provided herein.

8.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

8.16. Definitive Agreement. For so long as (i) the SNC Partnership is a party to this Agreement and (ii) BMS retains any direct or indirect ownership interest in the SNC Partnership, in the event of any conflict or inconsistency between any provision of this Agreement and the terms of the Definitive Agreement, the Definitive Agreement shall govern with respect to such provision.

[Remainder of Page Intentionally Left Blank]

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

SANOFI		SANOFI PHARMA BRISTOL-MYERS SQUIBB

By:	/s/ Thierry Saugier	Represented by:
Name: Thierry Saugier
	Title: Authorized representative	SANOFI PARTICIPATIONS

		By:	/s/ Thierry Saugier
Name: Thierry Saugier
Title: Authorized representative

Witnessed by:

BMS INVESTCO S.A.S.

		By:	/s/ Jean-Christophe Barland
Name: Jean-Christophe Barland
Title: CEO

[Signature Page to Amended and Restated Territory A Clopidogrel License]

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 1A

LICENSED PATENTS

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Country	Filing	Application	Grant	Patent	Expiry	Status

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Schedule 1A - 2

SCHEDULE 1B

LICENSED TRADEMARKS

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[*][NOTE: APPROXIMATELY 11 PAGES OF TEXT ARE OMITTED]

Trademark	Country	Class	Filing date	Filing number	Registration date	Registration number	Current status	Next renewal

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Schedule 1B - 1

SCHEDULE 1C

TERRITORY A1

-     Austria

-     France (metropolitan)

-     Belgium

-     Cyprus

-     Denmark

-     Finland

-     Germany

-     Greece

-     Hong-Kong

-     Iceland

-     Ireland

-     Israel

-     Italy

-     Korea

-     Norway

-     United Kingdom

-     the Netherlands

-     Portugal

-     Spain

-     Sweden

-     Switzerland

-     Taiwan

[1]	Territory A will be deemed to include any new country created by the division, consolidation or name change of the countries listed below.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION